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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF VIEW TECH, INC.

      View Tech, Inc., a Delaware corporation (the "Company" and the "Registrant"), has the following wholly-owned subsidiaries incorporated in the jurisdictions identified:

     (1)     USTeleCenters, Inc., a Delaware corporation; and
     (2)     Vermont Network Services Corporation, a Vermont corporation.